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                                                                    EXHIBIT 11.1

 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                         NINE MONTHS        YEARS ENDED
                                            ENDED          DECEMBER 31,
                                         DECEMBER 31, ------------------------
                                             1994        1995         1996
                                         ------------ -----------  -----------
Weighted average shares outstanding....    3,585,578    3,592,009    6,575,576
Net dilutive effect of stock options--
 based on the treasury stock method
 using the initial public offering
 price of $9.00 per share..............      640,322          --           --
Effect of common and common equivalent
 shares issued by the Company during
 the twelve-month period immediately
 preceding the Company's registration
 for initial public offering, as if
 they were outstanding for all periods
 presented prior to the registration
 for initial public offering, using the
 treasury stock method, as described
 above.................................    1,858,875    1,858,875       42,532
                                          ----------  -----------  -----------
  Total shares.........................    6,084,775    5,450,884    6,618,108
                                          ==========  ===========  ===========
Net income (loss)......................   $  393,695  $(3,525,985) $(3,636,658)
                                          ==========  ===========  ===========
Net income (loss) per common and common
 share equivalent......................   $     0.06  $     (0.65) $     (0.55)
                                          ==========  ===========  ===========
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